Exhibit 10.2

Restricted Share Unit Agreement

RESTRICTED SHARE UNIT AGREEMENT (this "Agreement"), made as of ____________, between Endurance Specialty Holdings Ltd., a Bermuda company ("Endurance") and _________________ ("Employee").

WHEREAS, Employee is presently an employee of Endurance or a subsidiary of Endurance, and Endurance desires to increase the incentive of Employee to exert his or her utmost efforts to improve the business and increase the assets of Endurance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Endurance hereby grants Employee restricted share units of Endurance upon the following terms and conditions:

1. Definitions.    Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Amended and Restated 2002 Stock Option Plan of Endurance (the "Plan").

2. Grant of Restricted Share Units.    Endurance hereby grants to employee, pursuant and subject to the terms and conditions of the Plan, «Total_Shares» restricted share units of Endurance (the "Restricted Share Units"). The Restricted Share Units represent the right to receive, upon satisfaction of the conditions set forth below, either (a) an equivalent number of ordinary shares, par value $1.00 per share, of Endurance (the "Shares"), (b) a sum in United States dollars equal to (i) the Fair Market Value of a Share on the date of conversion multiplied by (ii) the number of Restricted Share Units or (c) some combination of the consideration set forth in clauses (a) and (b). Any determination as to whether Restricted Share Units are to be settled in cash, in Shares or in a combination thereof shall be made in the sole discretion of the Committee.

3. Crediting of Dividend Equivalents.    Whenever dividends or distributions are paid or made by Endurance with respect to the Shares, Employee shall be credited with an amount of Restricted Share Units equal in value to the amount of the dividend or distribution paid or made on a single Share multiplied by the number of unconverted Restricted Share Units held by Employee as of the record date for such dividend or distribution. The number of Restricted Share Units credited to Employee shall be determined by dividing the value of such dividend or distribution by the Fair Market Value of the Shares on the date such dividend or distribution is paid or made. The value of any dividend or distribution paid or made other than in cash shall be determined by the Committee, in its sole discretion. The number of additional Restricted Share Units received pursuant to this Section 3 shall be calculated to two decimal places and shall be subject to the terms and conditions set forth in this Agreement and the Plan.

4. Termination of Restricted Share Units.    The Restricted Share Units shall terminate and be of no further force or effect upon Employee's breach of the Non-Competition Obligation.

5. Vesting of Restricted Share Units.    The Restricted Share Units shall vest and be automatically converted in accordance with the following schedule:

Date	Restricted Share Units Vesting
March 1, 2004	_________ Restricted Share Units
March 1, 2005	An additional _________Restricted Share Units
March 1, 2006	An additional _________ Restricted Share Units plus any additional Restricted Share Units granted pursuant to Section 3

Notwithstanding the foregoing, all unvested Restricted Share Units shall vest and be automatically converted upon the occurrence of a Change in Control.

6. Tax Withholding.    Endurance shall have the right to deduct from payments of any kind otherwise due to Employee any income or other taxes required by law to be withheld in respect of this Agreement. It shall be a condition to the obligation of Endurance to pay cash or issue Shares to

Employee upon the conversion of the Restricted Share Units that Employee (or any beneficiary or person entitled to convert the Restricted Share Units) pay to Endurance, upon demand, such amount as may be requested by Endurance for the purpose of satisfying any liability to withhold income or other taxes. In the event any such amount so requested is not paid, Endurance may refuse to pay cash or issue Shares to Employee upon the conversion by Employee of the Restricted Share Units. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in cash, or in whole or in part by an election by Employee, in accordance with such rules as may be adopted by the Committee from time to time, (i) to have Endurance withhold Shares otherwise issuable upon conversion of the Restricted Share Units having a Fair Market Value equal to the minimum tax withholding liability and/or (ii) to tender to Endurance Shares held by Employee having a Fair Market Value equal to the minimum tax withholding liability.

7. Shareholder Rights.    Except as set forth in Section 3 above, Employee shall not be entitled to the privileges of share ownership in respect of Shares which are subject to issuance upon conversion of the Restricted Share Units, including but not limited to the right to vote or receive dividends, until the issuance of such Shares following conversion of the Restricted Share Units.

8. Non-Competition Obligation.    As a condition of and in consideration for the Restricted Share Units, Employee agrees to be bound by the Non-Competition Obligation.

9. Non-Assignability of Restricted Share Units.    Employee may not sell, assign, donate, or transfer or otherwise dispose of, mortgage, pledge or encumber the Restricted Share Units or any interest therein except, in the event of a Employee's death, by will or the laws of descent and distribution.

10. Registration of Shares.    Endurance shall use commercially reasonable efforts to file and maintain an effective Registration Statement on Form S-8 under the United States Securities Act of 1933, as amended, with respect to the Restricted Share Units and the Shares underlying the Restricted Share Units.

11. Adjustments of Shares.    The Restricted Share Units shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, in accordance with the terms of the Plan (a) in the event of changes in the outstanding Shares or in the capital structure of Endurance, by reason of share dividends, share splits, recapitalizations, reorganizations, amalgamations, mergers, consolidations, combinations, exchanges, liquidations, spinoffs or other relevant changes in capitalization, or any distributions to holders of Shares other than a regular cash dividend, occurring after the date of this Agreement or (b) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Employee in connection with the Restricted Share Units, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

12. Agreement to Perform Necessary Acts.    Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement and the Plan.

13. Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

14. Validity of Agreement.    It is intended that each section of this Agreement shall be viewed as separate and divisible, and in the event that any section shall be held invalid, the remaining sections shall continue to be in full force and effect.

15. Terms of Plan.    This Agreement shall in all respects be subject to the terms and conditions of the Plan, and any conflict between this Agreement and the Plan shall be determined by reference to the Plan.

16. Effect of Termination or Amendment of Plan.    No amendment or termination of the Plan may, without the prior written consent of Employee, adversely affect the rights of Employee under this Agreement.

17. No Limitation on Rights of Endurance.    This Agreement shall not in any way affect the right or power of Endurance to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

18. Agreement Not a Contract of Employment.    This Agreement is not a contract of employment, and the terms of employment of Employee or the relationship of Employee with Endurance or any Subsidiary shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon Employee for a continuation of employment or relationship with Endurance or any Subsidiary, nor shall it interfere with the right of Endurance or any Subsidiary to discharge Employee and to treat Employee without regard to the effect which that treatment might have upon Employee as a holder of the Restricted Share Units.

19. Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, five days after the date of deposit in the mail, to each party at the following addresses (or to such other address as may be designated in a notice given in accordance with this Section):

(a) if to Endurance:

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM 08
Bermuda
Attn: General Counsel

(b) if to Employee

20. Governing Law.    This Agreement shall be construed and enforced in accordance with, and governed by, Bermuda law, without regard to its principles of conflicts of laws. Employee submits to the non-exclusive jurisdiction of the courts of Bermuda in respect of matters arising hereunder.

21. Arbitration.    All disputes, controversies or claims arising out of, relating to or in connection with this Agreement, the Plan or the Restricted Share Units, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Bermuda and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected by BIBA (Bermuda International Business Association), in the event that the parties fail to agree. The arbitral award shall be in writing, shall state reasons for the award, and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorneys fees and disbursements. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

22. Entire Agreement.    This Agreement and the Plan contain all of the understandings and agreements between Endurance and Employee concerning the Restricted Share Units and supersedes all earlier negotiations and understandings, written or oral, between the parties with respect thereto. Endurance and Employee have made no promises, agreements, conditions or understandings either orally or in writing, that are not included in this Agreement or the Plan.

23. Headings.    The headings of Sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.

24. Amendments.    Subject to the provisions of the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

25. Counterparts.    This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:___________________________________ Name: John V. Del Col Title: General Counsel & Secretary

_______________________________________